Exhibit 10.6

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into effective as of February 7, 2015 (“Effective Date”) by and between CoLucid Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Matthew Dallas (“Executive”).

Recitals

A. The Company desires to employ or continue to employ Executive, and Executive desires to be employed or to continue to be employed by the Company.

B. The Company and Executive desire to enter into an agreement embodying the terms of such employment.

Agreement

NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

1. Effective Date. This Agreement shall be effective as of the Effective Date.

2. Term. The Company hereby agrees to employ Executive, and Executive hereby accepts such employment with the Company, in each case, on the terms and conditions set forth herein. Executive will be employed with the Company for a period commencing on the Effective Date and ending on the date that Executive’s employment terminates pursuant to the provisions of Section 6. The duration of Executive’s employment with the Company is sometimes referred to hereinafter as the “Term”. The Company and Executive acknowledge and agree that Executive’s employment is on an at-will basis, and, accordingly, either the Company or Executive may terminate the employment relationship at any time as set forth in Section 6 of this Agreement.

3. Position and Responsibilities. During the Term, Executive will serve as Chief Financial Officer of the Company or in such other position or positions as the Company, in its sole discretion, may designate from time to time. In his capacity as Chief Financial Officer, Executive (a) will report to the Company’s Chief Executive Officer or such other person as the Company may from time to time designate, (b) will perform such duties and responsibilities normally attendant to such position and such other additional and/or different duties as the Company may from time to time assign.

4. Standard of Care. During the Term, Executive (a) will devote his full working time and best efforts to the business and affairs of the Company; (b) will exercise the highest degree of loyalty and the highest standards of conduct in the performance of his duties; (c) will not, except with the Company’s written consent, engage in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage; (d) will not engage, directly or indirectly, in any activity that is knowingly competitive with the Company’s business in any respect or make any preparations to engage in any competitive

1 of 17

activities; and (e) will not take any action that knowingly deprives the Company of any business opportunities or otherwise act in a manner that knowingly conflicts with the best interests of the Company or that is knowingly detrimental to the business of the Company; provided, however, this Section 4 shall not be construed as preventing Executive (i) from investing his personal assets in such form or manner as will not require his services in the daily operations and affairs of the businesses in which such investments are made, or (ii) from serving on civic or charitable boards or committees, as long as such activities do not interfere with Executive’s work for the Company.

5. Compensation and Benefits. As remuneration for all services to be rendered by Executive during the Term, and as consideration for complying with the covenants herein, the Company shall pay and provide to Executive the following:

5.1. Annual Base Salary. During the Term, the Company shall pay Executive a base salary in the initial amount of Two Hundred Thirty Thousand Dollars ($230,000.00) (the “Base Salary”) on an annualized basis, payable in substantially equal monthly installments or in accordance with the Company’s payroll policy for its full-time officers as may be in effect from time to time. The Company will review the Base Salary approximately annually during the Term to determine, at the discretion of the Company, whether the Base Salary should be increased or decreased and, if so, the amount of such adjustment and the time at which the adjustment should take effect. The term “Base Salary” as used in this Agreement shall refer to the Base Salary as in effect from time to time, including any adjustments.

5.2. Discretionary Cash Bonus Compensation. In addition to the Base Salary, Executive shall be eligible during the Term to participate in the Company’s incentive compensation programs for full-time officers of the Company existing from time to time, including a performance-based bonus program pursuant to which Executive shall be eligible for a potential incentive award bonus of up to twenty-five percent (25%) of his Base Salary on an annualized basis (such target subject to increase or decrease from time to time by the Company’s Board of Directors (the “Board”), in its sole discretion), based on the achievement of certain performance objectives. Such objectives shall be established annually by the Board or its designee, and the achievement of such objectives shall be assessed (and the amount, if any, of such incentive award shall be determined) annually by the Board or its designee. The Company, in its sole discretion, may adjust, modify or discontinue any the Company’s incentive compensation programs for full-time officers or any other discretionary bonus plan or program applicable to Executive from time to time during Executive’s employment.

5.3. Employee Benefit Plans. Executive shall be eligible to participate in any employee benefit plans and programs to which employees of the Company are generally entitled to participate, commensurate with Executive’s position with the Company and subject to the eligibility requirements and other terms and conditions of such plans and programs. The Company, in its sole discretion, may change, amend or discontinue any of its employee benefit plans or programs at any time during Executive’s employment with the Company, and nothing contained herein shall obligate the Company to institute, maintain or refrain from changing, amending or discontinuing any employee benefit plan or program.

2 of 17

5.4. Employee and Consultant Transaction Incentive Plan. Executive will be eligible to participate, up to an eight percent (8%) participation level, in the Company’s Employee and Consultant Transaction Incentive Plan dated August 9, 2012 (the “TIP”). Executive’s participation in the TIP is subject to all of the terms and conditions of the TIP, including, without limitation, the Board’s right to terminate your participation in the TIP or to terminate the TIP in its entirety.

5.5. Participation in the Company’s Equity Incentive Plans. Executive shall be entitled during the Term to participate, to the extent and in the manner determined by the Board in its absolute discretion, in any stock option, stock purchase or other equity incentive plans established by the Company, if any, it being the understanding of the Company and Executive that such participation would be for the purpose of providing Executive additional opportunities for equity participation in the Company. For the avoidance of doubt, it is the intention of the Company to replace the TIP with an Amended and Restated Equity Incentive Plan at the time of the Company’s initial public offering of common stock (the “IPO”). At such time of the IPO, and subject to approval by the Board, Executive will receive an initial equity incentive in the amount equal to or greater than one (1) percent of the issued and outstanding stock of the Company on a fully diluted basis after having given effect of the issuance of all shares in conjunction with the IPO (the “Initial Grant”). The Initial Grant shall become exercisable over a four (4)-year period beginning on the IPO date and continuing during the pendency of Executive’s employment with the Company, such that the Initial Grant will become exercisable as to twenty five percent (25%) of the Initial Grant on the one-year anniversary of the IPO date and thereafter will become exercisable as to the remaining seventy five percent (75%) of the Initial Grant in thirty-six (36) approximately equal monthly installments over the next three years. Any Initial Grant, if they are in the form of stock options, will include an “early exercise” provision with such terms and conditions relating thereto as have been approved generally under the Amended and Restated Equity Incentive Plan, except that the number of stock option shares eligible for early exercise will be staggered such that no more than that number of stock option shares having an aggregate exercise price of $100,000 shall first become so eligible in any calendar year. Executive’s participation in the Amended and Restated Equity Incentive Plan or any other equity incentive plan established by the Company is subject to all terms and conditions of such plan(s).

5.6. Paid Time Off. Executive will be entitled to paid time off (including whether for vacation, sick days, personal days, etc.) in accordance with the Company’s paid time off policy applicable to employees generally as in effect from time to time; provided, however, during Executive’s initial year of employment, Executive will be entitled to fifteen (15) days of paid time off to be taken at such times and intervals as determined by Executive, subject to the reasonable business needs of the Company. Paid time off shall otherwise be governed by the Company’s paid time off policy as in effect from time to time.

3 of 17

6. Reimbursement of Business Expenses. Subject to and consistent with the Company’s expense reimbursement policies as in effect from time to time, the Company shall pay or reimburse Executive for all reasonable, ordinary and necessary expenses, which Executive incurs in performing his duties under this Agreement. Such expenses shall be paid or reimbursed to Executive consistent with the expense reimbursement policies of the Company in effect from time to time and Executive agrees to abide by any such expense reimbursement policies.

7. Termination.

7.1. Termination Due to Death. If Executive dies during the Term, this Agreement shall terminate on the date of Executive’s death. Upon the death of Executive, the Company’s obligation to pay and provide to Executive (or Executive’s estate or other legal successors) compensation and benefits under this Agreement shall immediately terminate, except that the Company shall pay or provide Executive’s estate or other legal successor the Accrued Benefits and the Death/Disability Benefits. Other than the foregoing, the Company shall have no further obligations to Executive (or Executive’s estate or other legal successors) under this Agreement. For purposes of this Agreement:

(a) “Accrued Benefits” means (i) that portion of Executive’s Base Salary that is earned but unpaid as of the employment termination date; (ii) such cash incentive or bonus compensation that is earned but unpaid, prorated through the employment termination date; (iii) vested benefits, if any, to which Executive may be entitled under the Company’s employee benefit plans as of the employment termination date; and (iv) reimbursement, in accordance with Section 6 of this Agreement, of business expenses incurred prior to the employment termination date. The Accrued Benefits shall be paid in accordance with the Company’s customary payroll practices and subject to applicable payroll tax withholdings.

(b) “Death/Disability Benefits” means that portion of Executive’s Base Salary that would have been earned during the two (2) month period following the employment termination date if Executive had continued to be employed during such period. The Death/Disability Benefits shall be paid in accordance with the Company’s customary payroll practices and subject to applicable payroll tax withholdings.

7.2. Termination Due to Disability. If Executive suffers a Disability, the Company may terminate this Agreement and Executive’s employment by providing written notice to Executive of the Company’s termination because of Disability specifying in such notice the effective termination date, and this Agreement and Executive’s employment will terminate at the end of the day on the termination date specified in the Company’s notice. Upon the termination of this Agreement because of Disability, the Company’s obligation to pay and provide Executive compensation and benefits under this Agreement will immediately terminate, except that the Company shall pay or provide Executive or his legal guardian or other legal successor the Accrued

4 of 17

Benefits and the Death/Disability Benefits. Other than the foregoing, the Company will have no further obligations to Executive under this Agreement. For purposes of this Agreement:

(a) “Disability” means any of the following: (i) Executive is deemed disabled and entitled to benefits in accordance with any Company-provided long-term disability insurance policy or plan covering Executive; (ii) Executive has been unable, because of injury, illness, disease or bodily or mental infirmity, to perform, with or without reasonable accommodation, the essential functions of his job for more than ninety (90) days during any period of three hundred sixty-five (365) days; or (iii) upon the written determination by a physician selected by the Company that, because of an injury, illness, disease or bodily or mental infirmity, Executive is unable to perform, with or without reasonable accommodation, the essential functions of Executive’s job and, as of the date of determination, such condition is reasonably expected to last for a period of ninety (90) consecutive days or longer after the date of determination, based on the medical information reasonably available to such physician at the time of such determination. In connection with any such determination by a physician, Executive hereby: (x) consents to any examinations by any physician selected by the Company; (y) agrees to furnish such medical information as may be requested by the Company or its selected physician; and (z) waives any applicable physician-patient privilege that may arise because of any such examination.

7.3. Termination by the Company For Cause. At any time during the Term, the Company may terminate this Agreement and Executive’s employment with the Company for Cause by providing Executive with written notice of the Company’s termination for Cause specifying in such notice the termination date, and this Agreement and Executive’s employment will terminate at the end of the day on the termination date specified in such notice. Upon termination of Executive’s employment by the Company for Cause, the Company’s obligation to pay or provide Executive compensation and benefits under this Agreement shall terminate, except that the Company shall pay Executive the Accrued Benefits. Other than the foregoing, the Company shall have no further obligations to Executive under this Agreement. For purposes of this Agreement:

(a) “Cause” means the occurrence of one or more of the following events: (i) Executive’s conviction for, or pleading no contest to, a felony, any crime involving moral turpitude, or any crime that is injurious to the financial condition, reputation or goodwill of the Company; (ii) Executive’s misappropriation of any of the Company’s property; (iii) Executive’s engaging in any fraudulent or dishonest conduct in his dealings with, or on behalf of, the Company; (iv) Executive’s failure or refusal to follow the lawful instructions of Executive’s superior or the Board (other than any such failure or refusal resulting from Executive’s incapacity due to physical or mental illness), if such failure or refusal continues for a period of ten (10) days after the Company provides Executive with written notice stating the instructions which Executive has failed or refused to follow; (v) Executive’s breach of his obligations under this Agreement or any other agreement with the Company and such breach, if curable,

5 of 17

remains uncured for a period of ten (10) days after the Company provides Executive with written notice of such breach; (vi) Executive’s knowing violation of any of the Company’s written policies or procedures, including, without limitation, any employee policies, business ethics policies or code of conduct policies, and such violation, if curable, remains uncured for a period of ten (10) days after the Company provides Executive with written notice of such violation; (vii) Executive’s engaging in any willful misconduct which is injurious to the financial condition, reputation or goodwill of the Company; or (viii) Executive’s misuse of alcohol or drugs which materially interferes with Executive’s performance of his duties for the Company or which is injurious to the reputation or goodwill of the Company.

7.4. Termination by the Company Without Cause. At any time during the Term, the Company may terminate this Agreement and Executive’s employment with the Company without Cause for any reason or no reason by notifying Executive in writing of the Company’s termination without Cause, specifying in such notice the effective termination date, and this Agreement and Executive’s employment with the Company shall terminate at the end of the day on the termination date specified in the Company’s notice (or such other date as may be mutually agreed upon by the Company and Executive). Upon termination of Executive’s employment by the Company without Cause, the Company’s obligation to pay and provide Executive compensation and benefits under this Agreement shall immediately terminate, except that the Company shall pay or provide Executive: (1) the Accrued Benefits; and (2) subject to Sections 7.7 and 7.8 of this Agreement, the Severance Benefits for a period of six (6) months after the employment termination date. Other than the foregoing, the Company shall have no further obligations to Executive under this Agreement. For purposes of this Agreement

(a) “Severance Benefits” means (i) salary continuation at the Base Salary rate in effect on the employment termination date; (ii) an additional monthly severance amount equal to one-twelve (1/12) of the average annual cash bonus the Company paid Executive during the last three fiscal years prior to the employment termination date (or if Executive was not employed with the Company for the last three fiscal years, the average shall be calculated using the number of fiscal years Executive has been employed with the Company); (iii) an additional monthly severance amount equal to One Hundred Forty percent (140%) of the COBRA Premium Rate; (iv) reimbursement of up to ten thousand dollars ($10,000) in total for reasonable outplacement or career transition services at Executive’s sole discretion; and (v) the unvested portion of Executive’s then outstanding equity incentive awards that would have vested during the period Severance Benefits are provided will vest immediately and, if applicable, become exercisable. The Severance Benefits (x) shall be paid in accordance with the Company’s customary payroll practices; (y) are subject to applicable payroll tax withholdings; and (z) are in lieu of any other severance benefits under any severance policy or plan the Company may have now or in the future, and Executive acknowledges that he is not entitled to any other severance benefits.

(b) “COBRA Premium Rate” means the monthly amount charged, as of the employment termination date, for COBRA continuation coverage under the Company’s group medical and dental plans for the coverage options and coverage levels applicable to Executive and his covered dependents immediately prior to the employment termination date.

6 of 17

7.5. Termination by Executive For Good Reason. At any time during the Term, Executive may terminate this Agreement and Executive’s employment with the Company by giving the Company written notice of termination for Good Reason specifying in such notice the basis for the Good Reason termination; provided, however, the Company will have ten (10) days from its receipt of any written notice of the Good Reason termination in which to take corrective action to cure the Good Reason, and if the Company does not cure the Good Reason, the Good Reason termination will be effective at the end of the tenth (10th) day after the Company receives the written notice of Good Reason termination; and provided further, however, for Executive to exercise his right to terminate for Good Reason, Executive must provide written notice of termination for Good Reason within thirty (30) days after the occurrence of the event giving rise to the basis for the Good Reason termination. If this Agreement and Executive’s employment are terminated by Executive for Good Reason, the Company’s obligation to pay or provide Executive compensation and benefits under this Agreement shall terminate, except that the Company shall pay or provide Executive: (1) the Accrued Benefits; and (2) subject to Sections 7.7 and 7.8 of this Agreement, the Severance Benefits for a period of six (6) months following the employment termination date. Other than the foregoing, the Company shall have no further obligations to Executive under this Agreement. For purposes of this Agreement:

(a) “Good Reason” means the occurrence of any of the following events without Executive’s consent: (i) the Company demotes Executive or assigns Executive to duties that are materially inferior to and inconsistent with Executive’s position, duties and responsibilities immediately prior to such assignment; (ii) the Company eliminates or materially reduces the employee benefits provided to Executive and such elimination or reduction is not applicable to all senior executives; (iii) the Company relocates Executive’s principal place of employment to a location that is more than fifty (50) miles from the Company’s principal office and from the Company office or facility at which Executive was based immediately prior to such relocation; (iv) the Company materially breaches any material term of this Agreement; or (v) the Company fails to obtain the assumption of the obligation to perform this Agreement by any assignee as contemplated in Section 13.1 hereof.

7.6. Termination By Executive Without Good Reason. At any time during the Term, Executive may terminate this Agreement and his employment with the Company for reasons other than Good Reason or for no reason by giving the Company written notice of termination without Good Reason, specifying in such notice a termination date not less than sixty (60) calendar days after the giving of the notice (the “Executive’s Notice Period”), and Executive’s employment with the Company shall terminate at the end of the day on the last day of Executive’s Notice Period; provided,

7 of 17

however, that in response to Executive’s notice of termination without Good Reason, the Company shall have the right to terminate Executive’s employment with the Company at any time during Executive’s Notice Period. Upon termination of Executive’s employment with the Company under this Section 7.6, whether at the end of Executive’s Notice Period or earlier as designated by the Company, the Company’s obligation to pay Executive compensation and benefits under this Agreement shall immediately terminate, except that the Company shall pay or provide Executive the Accrued Benefits. Other than the foregoing, the Company shall have no further obligations to Executive under this Agreement.

7.7. Severance Release. Executive acknowledges and agrees that the Severance Benefits provided under Section 7.4 or Section 7.5 will be deemed to constitute a full settlement and discharge of any and all obligations of the Company to Executive arising out of this Agreement, Executive’s employment with the Company and/or the termination of Executive’s employment with the Company. Executive further acknowledges and agrees that as a condition to receiving the severance compensation pursuant to Section 7.4 or Section 7.5, Executive will execute, deliver to the Company, and not revoke a release agreement in a form prepared by, and satisfactory to, the Company (the “Release Agreement”) pursuant to which Executive will release and waive, to the fullest extent permitted by law, all claims against the Company, its affiliates, and all of its and their present and/or former owners, officers, directors, members, shareholders, employees, agents, attorneys, insurers, representatives, employee benefit plans and their fiduciaries, both individually and in their representative capacities, including, without limitation, all claims arising out of this Agreement, Executive’s employment with the Company, and/or the termination of Executive’s employment with the Company; provided, however, that the Release Agreement will not affect or release (a) any claim for the Accrued Benefits, (b) any claim for the Severance Benefits; or (c) any rights Executive may have with respect to vested benefits under any employee benefit plans of the Company (except any severance plan). The Severance Benefits provided under Section 7.4 or Section 7.5 are in lieu of any severance benefits under any severance policy or plan the Company may have now or in the future, and Executive acknowledges that Executive is not entitled to any other severance benefits.

7.8. Potential Forfeiture of Severance Benefits. Executive acknowledges and agrees that if Executive breaches any of the non-disclosure or restrictive covenant provisions set forth in Section 8 and/or Section 9 of this Agreement, then in such event (a) Executive will have forfeited Executive’s right to receive, and the Company will have the right immediately and permanently to discontinue payment or provision of, any Severance Benefits that would otherwise be payable or provided to Executive under Section 7.4 or Section 7.5, as applicable, and (b) Executive will be obligated to pay to the Company an amount equal to the amount of the Severance Benefits received by Executive pursuant to Section 7.4 or Section 7.5, as applicable, with such amount being due and payable immediately upon the Company making written demand on Executive for such payment; provided, however, that Executive will, in any event, be entitled to receive or retain Five Hundred Dollars ($500.00) of the Severance Benefits. The Company and Executive acknowledge and agree that such forfeiture and claw back are in addition to, and not in lieu of, any and all other legal and/or equitable remedies that may be available to the Company in connection with Executive’s breach of any non-disclosure or restrictive covenant provision set forth in Section 8 and Section 9 of this Agreement.

8 of 17

7.9. Effect of Termination of Employment. In the event Executive’s employment with the Company terminates for any reason (including, without limitation, pursuant to Sections 7.1 – 7.6 herein), Executive agrees and covenants that he will immediately resign, and will be deemed to have resigned from, any and all positions he may hold with the Company or any of its subsidiaries or affiliates.

7.10. Effect of Executive’s Death on Severance Benefits. If Executive dies during the period of time he is entitled to receive the Severance Benefits under Section 7.4 or Section 7.5, the Company shall pay the remaining Severance Benefits to Executive’s estate (or other legal successor).

7.11. Separation from Service. Whenever used in this Agreement, the word “terminate” or “termination” in connection with Executive’s employment shall mean a “separation from service” of Executive from the Company and its affiliates within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulation Section 1.409A-1(h), and Executive’s termination date shall be the date of such separation from service.

7.12. Parachute Payment Restriction. Notwithstanding any other provision of this Agreement, if the Severance Benefits to be paid or provided to Executive under Section 7.4 or Section 7.5 this Agreement, when added to all other payments or benefits of any kind to Executive by reason of a change in control of the Company, would constitute an “excess parachute payment” with the meaning of Section 280G of the Code, then in such event the Severance Benefits shall be reduced to the extent that the Severance Benefits would constitute an “excess parachute payment” under Section 280G of the Code.

8. Non-Disclosure of Confidential Information. For purposes of this Agreement, the term “Confidential Information” means any and all of the Company’s (and its subsidiaries’ or affiliates’) trade secrets, confidential and proprietary information and all other non-public information and data of or about the Company (and its affiliates) and its business, including, without limitation, lists of customers, information pertaining to customers, marketing plans and strategies, information pertaining to suppliers, information pertaining to prospective suppliers, pricing information, engineering and technical information, software codes, cost information, data compilations, research and development information, business plans, financial information, personnel information, information received from third parties that the Company has agreed to keep confidential, and information about prospective customers or prospective products and services, whether or not reduced to writing or other tangible medium of expression, including, without limitation, work product created by Executive in rendering services for the Company and/or any non-public information that Company disclosed to Executive prior to Executive’s employment with the Company under the letter agreement regarding confidentiality between Executive and the Company dated December 8, 2014 (the “Pre-Employment Confidentiality Agreement”). During Executive’s employment with the Company and thereafter, Executive will not use or disclose to others any of the Confidential Information, except (a) in the

9 of 17

course of Executive’s work for and on behalf of the Company, (b) with the prior written consent of the Company or (c) as required by law or judicial process, provided Executive promptly notifies the Company in writing of any subpoena or other judicial request for disclosure involving confidential information or trade secrets, and cooperates with any effort by the Company to obtain a protective order preserving the confidentiality of the confidential information or trade secrets. Executive agrees that the Company owns the Confidential Information and Executive has no rights, title or interest in any of the Confidential Information. Additionally, Executive will abide by the Company’s policies protecting the Confidential Information, as such policies may exist from time to time. At the Company’s request or upon termination of Executive’s employment with the Company for any reason, Executive will immediately deliver to the Company any and all materials (including all copies and electronically stored data) containing any Confidential Information in Executive’s possession, custody or control. Upon termination of Executive’s employment with the Company for any reason, Executive will, if requested by the Company, provide the Company with a signed written statement disclosing whether Executive has returned to the Company all materials (including all copies and electronically stored data) containing any Confidential Information previously in Executive’s possession, custody or control. Executive’s confidentiality/non-disclosure obligations under this Agreement continue after the termination of Executive’s employment with the Company for any reason. With respect to any particular trade secret information, Executive’s confidentiality/non-disclosure obligations shall continue as long as such information constitutes a trade secret under applicable law. With respect to any particular Confidential Information that does not constitute a trade secret, Executive’s confidentiality/non-disclosure obligations shall continue for a period of five (5) years after the termination of Executive’s employment, and shall not apply to information that becomes generally known to the public through no fault or action of Executive or others who were under confidentiality obligations with respect to such information. Executive acknowledges and agrees that his obligations under this Section shall survive the expiration or termination of this Agreement and the cessation of his employment with the Company for whatever reason. Executive further acknowledges and agrees that his obligations under this Section shall be construed as independent covenants and that no breach of any contractual or legal duty by the Company shall be held sufficient to excuse or terminate Executive’s obligations under this Section or to preclude the Company from enforcing this Section.

9. Restrictive Covenants. The parties acknowledge that in connection with his employment with the Company, Executive has provided and will continue to provide executive-level services that are of a unique and special value and that Executive has been and will continue to be entrusted with confidential and proprietary information concerning the Company and its affiliates. The parties further acknowledge that the Company is engaged in a highly competitive business and that the Company expends substantial amounts of time, money and effort to develop trade secrets, business strategies, customer relationships, employee relationships and goodwill, and Executive will benefit from these efforts. Therefore, as an essential part of this Agreement, the parties agree and covenant to comply with the following restrictive covenants.

9.1. Non-Competition. During the Restricted Time Period, Executive shall not, directly or indirectly, engage in (including without limitation being employed by, working for, rendering services to or for the benefit of, or advising) a Competitive

10 of 17

Business in any executive management capacity anywhere in the world. Notwithstanding the foregoing, if a Competitive Business is diversified and operates both within and outside the Field, nothing herein is intended to prohibit Executive from being employed by, working for, rendering services to or for the benefit of, or assisting such Competitive Business outside the Field. For purposes of this Agreement:

(a) “Restricted Time Period” means the period during Executive’s employment with the Company and for twelve (12) months after the termination of Executive’s employment for any reason.

(b) “Competitive Business” means a business other than the Company that researches, develops, makes or sells compounds, products or therapies in the Field.

(c) “Field” means the treatment of migraine headache and/or any other indication actively being pursued by the Company in clinical development during the period of Executive’s employment with the Company.

9.2. Non-Interference With Contractors and Vendors. During the Restricted Time Period, Executive will not urge, induce or seek to induce any of the Company’s independent contractors, consultants, vendors, suppliers or any other person or entity with whom the Company has a business relationship to terminate their relationship with the Company or to cancel, withdraw, reduce, limit or in any manner modify any such person’s or entity’s business with the Company.

9.3. Employee Restrictions. During the Restricted Time Period, Executive will not solicit, recruit, hire, employ, attempt to hire or employ, or assist any person or entity in the recruitment or hiring of, any person who is an employee, consultant or independent contractor of the Company, or otherwise urge, induce or seek to induce any such person to terminate his/her employment or other relationship with the Company.

9.4. Non-Disparagement. During the Restricted Time Period, Executive will not make or publish any statement or comment that disparages or injures the reputation or goodwill of the Company or any of its officers, directors or employees; provided, however, that nothing in this section is intended to prohibit Executive from (a) making any disclosures as may be required or compelled by law or legal process or (b) making any disclosures or providing any information to a governmental agency or entity, including without limitation in connection with a complaint by Executive against the Company or the investigation of any complaint against the Company.

9.5. Direct or Indirect Activities. Executive acknowledges and agrees that the covenants contained in this Section 9 prohibit Executive from engaging in certain activities directly or indirectly, whether on Executive’s own behalf or on behalf of any other person or entity, and regardless of the capacity in which Executive is acting, including without limitation as an employee, independent contractor, owner, partner, officer, agent, consultant, or advisor.

11 of 17

9.6. Survival of Restrictive Covenants. Executive acknowledges and agrees that his obligations under this Section 9 shall survive the expiration or termination of this Agreement and the cessation of his service with the Company for whatever reason. Executive further acknowledges and agrees that his restrictive covenant obligations under this Section 9 shall be construed as independent covenants and that no breach of any contractual or legal duty by the Company shall be held sufficient to excuse or terminate Executive’s restrictive covenant obligations under this Section 9 or to preclude the Company from enforcing this Section 9.

9.7. Extension. In the event Executive violates any of the restrictive covenants contained in this Section 9, the duration of all restrictive covenants shall automatically be extended by the length of time during which Executive was in violation of any such restriction.

9.8. Severability; Reformation of Restrictions. Although Executive and the Company consider the restrictions contained in this Section 9 to be reasonable, particularly given the competitive nature of the Company’s business and Executive’s position with the Company, Executive and the Company acknowledge and agree that: (a) if any covenant, subsection, portion or clause of this Section 9 is determined to be unenforceable or invalid for any reason, such unenforceability or invalidity shall not affect the enforceability or validity of the remainder of the Agreement; and (b) if any particular covenant, subsection, provision or clause of this Section 9 is determined to be unreasonable or unenforceable for any reason, including, without limitation, the time period, geographic area, and/or scope of activity covered by any restrictive covenant, such covenant, subsection, provision or clause shall automatically be deemed reformed such that the contested covenant, subsection, provision or clause shall have the closest effect permitted by applicable law to the original form and shall be given effect and enforced as so reformed to whatever extent would be reasonable and enforceable under applicable law. Any court interpreting any restrictive covenant provision of this Agreement shall, if necessary, reform any such provision to make it enforceable under applicable law.

10. Company Property. Executive acknowledges and agrees that all tangible materials, equipment, documents, copies of documents, data compilations (in whatever form), and electronically created or stored materials that Executive receives or makes in the course of her employment with the Company (or with the use of Company time, materials, facilities or trade secrets or confidential information) are and shall remain the property of the Company. Upon the termination of Executive’s service with the Company, or at the Company’s request, Executive shall immediately deliver to the Company (i) any and all memoranda, notes, records, drawings, manuals, computer programs, documentation, diskettes, computer tapes, electronic data (in whatever form or media), and all copies thereof, in Executive’s possession or under Executive’s control, whether prepared by Executive or others, containing any Confidential Information; and (ii) any and all property or equipment belonging to the Company, including, without limitation, keys, access cards, computers, files and documents. Executive acknowledges and agrees that his obligations under this Section shall survive the expiration or termination of this Agreement and the cessation of his employment with the Company for whatever reason.

12 of 17

11. Remedies. Executive acknowledges that a breach or threatened breach by Executive of Section 8, Section 9 or Section 10 of this Agreement will give rise to irreparable injury to the Company and that money damages will not be adequate relief for such injury and, accordingly, Executive agrees that the Company shall be entitled to obtain equitable relief, including, but not limited to, temporary restraining orders, preliminary injunctions and/or permanent injunctions, without having to post any bond or other security, to restrain or prohibit such breach or threatened breach, in addition to any other legal remedies which may be available, including the recovery of money damages.

12. Intellectual Property. Executive agrees that any invention, development, concept, enhancement, process, method, improvement or any other creation Executive may develop, invent, discover, conceive or originate, alone or jointly with others, during Executive’s employment with the Company and relating to the Company’s business, or future business which the Company had under consideration while Executive was employed with the Company (collectively “Inventions”), shall be promptly and fully disclosed by Executive to the Company and shall be the Company’s exclusive property. To the extent that the title or rights to any such Inventions may not, by operation of law, vest in the Company, Executive hereby assigns all rights, title and interest in such Inventions to the Company. Executive further agrees to deliver promptly to Company all papers, files, data and other materials relating to any such Inventions. Executive shall, at the request of the Company and without royalty or other consideration, execute, acknowledge and deliver to the Company at its expense such written documents or instruments as may be necessary to assign to the Company all patents and other rights in such Inventions and to vest all right, title and interest to such Inventions in the Company. This Section does not apply to an invention for which no equipment, supplies, facility, or Confidential Information of the Company was used and which was developed entirely on Executive’s own time, unless (a) the invention relates (i) directly to the business of the Company or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Executive for the Company. All written, graphic or recorded material and all other works of authorship fixed in a tangible medium of expression made or created by Executive, alone or jointly with others, during Executive’s employment with the Company and relating to the Company’s business, or future business which the Company had under consideration while Executive was employed with the Company (collectively “Works”), shall be the exclusive property of the Company and the Company will have the exclusive right to copyright such Works. Executive agrees that if any Works created while employed by the Company, whether or not created at the direction of the Company, is copyrightable, it will be a “work made for hire,” as that term is defined in the copyright laws of the United States. If, for any reason, any copyrightable Works created by Executive is excluded from that definition, Executive hereby assigns and conveys to the Company all right, title and interest (including any copyright and renewals) in such Works. Executive agrees that the Company and its licensees are not required to designate Executive as author, inventor or developer of any Works or Inventions when distributed. Executive further agrees that the Company shall have the sole discretion with regard to how and for what purposes, if any, such Works or Inventions are distributed or used. Executive will sign documents of assignment, declarations and other documents and take all other actions reasonably required by the Company, at the Company’s expense, to perfect and enforce any of its proprietary rights. The Company shall have the royalty-free right to use in its business, and to use, make and sell products, processes and/or services derived from, any inventions, discoveries, concepts, and ideas, whether or not patentable, which for whatever

13 of 17

reason are determined not to be within the scope of the Inventions defined above but which are conceived or made by Executive during Executive’s work for the Company or with use or assistance of the Company’s facilities, equipment, Confidential Information or personnel.

13. Assignment.

13.1. Assignment by Company. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon any and all successors and assigns of the Company, including without limitation by asset assignment, merger, consolidation or other reorganization. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

13.2. Non-Assignment by Executive. The services to be provided by Executive to the Company hereunder are personal to Executive, and Executive’s duties may not be assigned by Executive.

14. Notice. Any notice required or permitted under this Agreement shall be in writing and either delivered personally or sent by nationally recognized overnight courier, express mail, or certified or registered mail, postage prepaid, return receipt requested, at the following respective address unless the party notifies the other party in writing of a change of address:

If to the Company:

CoLucid Pharmaceuticals, Inc.

Attention: Chairman of the Board of Directors

PO Box 14401

Durham, NC 27709

If to Executive:

Matthew Dallas

[Home Address Redacted]

A notice delivered personally shall be deemed delivered and effective as of the date of delivery. A notice sent by overnight courier or express mail shall be deemed delivered and effective the next business day after it is deposited with the postal authority or commercial carrier. A notice sent by certified or registered mail shall be deemed delivered and effective three (3) days after it is deposited with the postal authority.

15. Miscellaneous.

15.1. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subjects addressed herein, and supersedes any prior agreements, understandings, or representations, oral or written, on the subjects addressed herein, including, without limitation, the Pre-Employment Confidentiality Agreement.

14 of 17

15.2. Modification. This Agreement shall not be varied, altered, modified, canceled, changed, or in any way amended except by (a) mutual agreement of the parties in a written instrument executed by Executive and a duly authorized officer or member of the Board of the Company or (b) reformation by a court as provided in Section 9.8.

15.3. Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures transmitted by facsimile or other electronic means shall be effective the same as original signatures for execution of this Agreement.

15.4. Tax Withholding. The Company may withhold from any compensation or benefits payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

15.5. Contractual Rights to Benefits. Any benefits payable under this Agreement shall be paid solely from the general assets of the Company. Neither Executive nor Executive’s estate shall have interest in any specific assets of the Company under the terms of this Agreement. This Agreement shall not be considered to create an escrow account, trust fund or other funding arrangement of any kind between Executive and the Company. Nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.

15.6. No Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions of this Agreement shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

15.7. Governing Law; Choice of Forum. To the extent not preempted by federal law, the provisions of this Agreement shall be construed and enforced in accordance with the laws of the State of Massachusetts, notwithstanding any state’s choice-of-law or conflicts-of-law rules to the contrary. This Agreement is intended, among other things, to supplement the common law and/or any applicable statute or other law protecting trade secrets and/or confidential information, and the duties Executive owes to the Company under the common law, including, but not limited to, the duty of loyalty. The parties agree that any legal action relating to this Agreement shall be commenced and maintained exclusively before any appropriate state court of record in Suffolk County, Massachusetts, or in the United States District Court for the District of Massachusetts, and the parties hereby submit to the jurisdiction and venue of such courts and waive any right to challenge or otherwise object to personal jurisdiction or venue in any action commenced or maintained in such courts.

15 of 17

15.8. Compliance With Section 409A of the Code. The intent of the parties is that payments and benefits under this Employment Agreement comply with Section 409A of the Code (“Code Section 409A”), to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Employment Agreement shall be interpreted and be administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Code Section 409A, Executive shall not be considered to have terminated employment with the Company for purposes of this Employment Agreement until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Code Section 409A. Any payments described in this Employment Agreement that are due within the “short-term deferral period” (as defined in Code Section 409A) shall not be treated as deferred compensation unless applicable law requires otherwise. Each amount to be paid or benefit to be provided to Executive pursuant to this Employment Agreement that constitutes deferred compensation subject to Code Section 409A shall be construed as a separate identified payment for purposes of Code Section 409A. Notwithstanding anything to the contrary in this Employment Agreement, to the extent that any payments to be made in connection with Executive’s separation from service would result in the imposition of any individual excise tax and late interest charges imposed under Code Section 409A, the payment shall instead be made on the first business day after the earlier of (a) the date that is six (6) months following such separation from service or (b) the date of Executive’s death.

15.9. Recoupment.

(a) In the event of a restatement of the Company’s consolidated financial statements, the Board of Directors shall have the right to take appropriate action to recoup from Executive any portion of any bonus and other equity or non-equity compensation received by Executive the payment, grant or vesting of which was tied to the achievement of one or more specific performance targets, which bonus or other compensation would not have been paid, granted or vested if based on the restated financial statements for the applicable period. This Section 15.9(a) shall become ineffective at such time as the Company adopts a clawback policy pursuant to the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank”) which applies to Executive. The Company shall be permitted to request any recoupment at any time during Executive’s employment and for three (3) years thereafter (unless a longer period is required pursuant to Dodd-Frank).

(b) In the event the Company is entitled to, and seeks, recoupment under Section 15.9(a) (or under a clawback policy adopted by the Company pursuant to Dodd-Frank), Executive shall no later than sixty (60) days following the request reimburse the amounts which the Company is entitled to recoup hereunder. If Executive fails to pay such reimbursement, to the extent permitted by applicable law and not in violation of Code Section 409A, the Company shall have the right to (i) offset or deduct the amount to be reimbursed hereunder from the compensation or other payments due to Executive from the Company or (ii) take any other appropriate action to recoup such payments.

16 of 17

15.10. No Mitigation. Executive shall not be required to mitigate the amount of any payment or benefit provided for pursuant to this Agreement by seeking other employment.

15.11. Construction. This Agreement is the result of negotiations between the parties, and neither party shall be deemed to be the drafter of this Agreement. The language of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either party. This Agreement shall be interpreted and construed without any presumption or inference based upon or against the party causing this Agreement to be drafted.

IN WITNESS WHEREOF, Executive and the Company have executed this Agreement, intending it to be effective as of the Effective Date.

COMPANY		EXECUTIVE

COLUCID PHARMACEUTICALS, INC.		MATTHEW DALLAS

By:	/s/ Thomas P. Mathers	/s/ Matthew Dallas
	Thomas P. Mathers, Chief Executive Officer	Matthew Dallas

17 of 17